Exhibit (l)(12)

PURCHASE AGREEMENT

SHORT TERM TAX AWARE FIXED INCOME PORTFOLIO

The Glenmede Fund, Inc., a Maryland corporation (the “Company”), and The Glenmede Corporation, a Pennsylvania corporation (“Glenmede”), hereby agree with each other as follows:

1. The Company hereby offers Glenmede and Glenmede hereby purchases 500,000 shares (the “Shares”) of the Company’s Short Term Tax Aware Fixed Income Portfolio for $10.00 per share. The Company hereby acknowledges receipt from Glenmede of funds in the total amount of $5,000,000 in full payment for such Share.

2. Glenmede represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 29th day of June, 2016.

THE GLENMEDE FUND, INC.

ATTEST:

/s/ Kimberly C. Osborne		/s/ Mary Ann B. Wirts
By:	Kimberly C. Osborne	By:	Mary Ann B. Wirts
Title:	Executive Vice President	Title:	President

THE GLENMEDE CORPORATION

ATTEST:

/s/ George Bell		/s/ Lisa C. Coia
By:	George Bell	By:	Lisa C. Coia
Title:	Accounting Manager	Title:	Treasurer